THE GAP, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
(January 1, 1999 Restatement)

The Gap, Inc. (the "Company"), having established The Gap, Inc.
Executive Deferred Compensation Plan, effective January 1, 1994, and The Gap, Inc. Executive Capital Accumulation Plan, effective April 1, 1994, for the benefit of a select group of management employees of the Company and its participating Affiliates, in order to provide such employees with certain deferred compensation benefits, hereby amends and restates the Plans into one Plan effective as of January 1, 1999. The Plan is an unfunded deferred compensation plan that is intended to qualify for the exemptions provided in sections 201, 301, and 401 of ERISA.
SECTION 1

DEFINITIONS
The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

1.1 "Affiliate" shall mean a corporation, trade or business which is, together with the Company, a member of a controlled group of corporations or an affiliated service group or under common control (within the meaning of section 414(b), (c), or (m) of the Code).

1.2 "Beneficiary" shall mean the person or persons entitled to receive the balance credited to a Participant's Account under the Plan upon the death of the Participant, as provided in Section 5.5.

1.3 "Board" shall mean the Board of Directors of the Company, as from time to time constituted.

1.4 "Bonus" shall mean an award of cash payable to an Employee in April of any fiscal year other than an ELCAPP Bonus.

1.5 "Code" shall mean the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

1.6 "Committee" shall mean the Global Benefits Committee of the Company's Board.

1.7       "Company" shall mean The Gap, Inc.

1.8 "Company Contributions" shall mean the amounts credited to Participants' Accounts under the Plan by the Company, in accordance with
Section 3.3.

1.9 "Deferral Contributions" shall mean the amounts credited to Participants' Accounts under the Plan pursuant to their deferral elections made in accordance with Section 2.2. A Participant's Deferral Contributions shall include his or her Bonus and ELCAPP Bonus Deferral Contributions and Salary Deferral Contributions, as described in Section 3.1.

1.10 "ELCAPP Bonus" shall mean an award of cash payable to an Employee pursuant to the Executive Long-Term Cash Award Performance Plan ("ELCAPP").

1.11 "Eligible Employee" shall mean an Employee of an Employer who is employed at the level of "director" or higher and who has a Salary greater than 150% of the Social Security taxable wage base. Eligible Employee shall not include any Employee who is employed in a foreign country, unless he or she has been temporarily transferred to employment with an Employer in a foreign country and is a citizen or resident alien of the United States at the time of the transfer. An Employee's eligibility for any Plan Year shall be determined as of November 1 of the preceding Plan Year, based on the Employee's position and salary and on the taxable wage base in effect on that date; provided, however, that in the case of an Employee who first satisfies the conditions for being an Eligible Employee on or before June 1 of any Plan Year, eligibility shall be determined as of that June 1. If a Participant ceases to be an Eligible Employee, no further Deferral Contributions shall be made to the Plan on his or her behalf unless he or she is again determined to be an Eligible Employee, but the balance credited to his or her Account shall continue to be credited with earnings under the terms of the Plan, and shall be distributed to him or her at the time and in the manner set forth in
Section 5.

1.12 "Employee" shall mean an individual who is employed by one of the Employers as a common-law employee.

1.13 "Employer" shall mean the Company and each participating Affiliates. At such times and under such conditions as the Board may direct, one or more other Affiliates may become participating Affiliates or a participating Affiliate may be withdrawn from the Plan.

1.14       "ERISA" shall mean the Employee Retirement Income Security
Act of 1974, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

1.15 "Participant" shall mean an Eligible Employee who has become a Participant in the Plan pursuant to Section 2.1 and has not ceased to be a Participant pursuant to Section 2.4.

1.16 "Participant's Account" or "Account" shall mean as to any Participant the separate account maintained on the books of the Company in order to reflect his or her interest under the Plan.

1.16.1 "Bonus Deferral Account" shall be the subaccount maintained to record the Bonus and ELCAPP Bonus Deferral Contributions made by the Participant, and the earnings relating thereto. To the extent necessary to reflect a Participant's distribution elections, a separate Bonus Deferral Account may be maintained with respect to amounts credited to the Participant's Bonus Deferral Account for any Plan Year.

1.16.2 "Salary Deferral Account" shall be the subaccount maintained to record the Salary Deferral Contributions made by the Participant, and the earnings relating thereto. To the extent necessary to reflect a Participant's distribution elections, a separate Salary Deferral Account may be maintained with respect to the amounts credited to the Participant's Salary Deferral Account for any Plan Year.

1.16.3 "Company Contribution Deferral Account" shall be the subaccount maintained to record any Company Contributions made by the Company, and the earnings related thereto. To the extent necessary to reflect a Participant's distribution elections, a separate Company Contribution Deferral Account may be maintained with respect to amounts credited to the Participant's Company Contribution Deferral Account for any Plan Year.

1.17       "Plan" shall mean The Gap, Inc. Executive Deferred
Compensation Plan, as set forth in this instrument and as hereafter amended from time to time.

1.18       "Plan Year" shall mean the calendar year.

1.19 "Retirement" shall mean a Participant's termination of employment with all Employers and all Affiliates at or after age 50.

1.20 "Salary" shall mean a Participant's basic yearly salary, excluding bonuses and taxable and nontaxable fringe benefits; provided, however, that Salary shall include Salary Deferral Contributions and all amounts contributed by an Employer pursuant to a salary reduction agreement which are not includable in the Employee's gross income under sections 125, 402(a)(8), or 402(b) of the Code.

1.21 "Termination Date" shall mean a Participant's termination of employment with all Employers and Affiliates.
SECTION 2

PARTICIPATION

2.1 Participation. Each Eligible Employee's decision to become a Participant shall be entirely voluntary.

2.2 Elections. An Eligible Employee may elect to become a Participant (or to reinstate active participation) in this Plan by electing to make Deferral Contributions under the Plan.


2.2.1 Salary Deferral Elections. An Eligible Employee may elect to make Salary Deferral Contributions for any Plan Year no later than December 31 of the preceding Plan Year. An election under this Section 2.2.1 to make Salary Deferral Contributions shall be effective for each succeeding Plan Year, until changed by the Eligible Employee in accordance with such procedures as the Committee (in its discretion) may specify from time to time.

2.2.2       Bonus and ELCAPP Bonus Deferral Elections.  An
Eligible Employee may elect to make a Bonus Deferral Contribution with respect to his or her Bonus (payable on April 1 of any Plan Year) no later than June 30 of the preceding Plan Year.
In addition, an Eligible Employee may elect to make an ELCAPP
Bonus Deferral Contribution with respect to his or her ELCAPP Bonus (payable as of April 1, immediately following the end of the Performance Cycle as defined in ELCAPP) no later than June 30 of the second year of the applicable Performance Cycle. For example:

Performance Cycle begins:                         February 4, 1996
              Performance Cycle ends:             January 30, 1999
              Bonus payable:                      April 1, 1999
              Bonus deferral election made by:    June 30, 1997

An election to make Bonus and ELCAPP Bonus Deferral Contributions shall be effective for each succeeding Plan Year, until changed by the Eligible Employee in accordance with such procedures as the Committee (in its discretion) may specify from time to time.

2.2.3 No Election Changes During Plan Year. A Participant shall not be permitted to change or revoke his or her election for a Plan Year after the beginning of such Plan Year, except that (a) to the limited extent provided in Section 2.3, a Participant may change or revoke his or her election, (b) if a Participant's job changes to a position which is ineligible for the Plan, his or her deferrals under the Plan shall cease, and (c) if permitted by the Committee, in its sole discretion, a Participant may revoke his or her election for the remainder of the Plan Year.

2.2.4       Specific Timing and Method of Election.
Notwithstanding any contrary provision of this Section 2.2, the Committee, in its sole discretion, shall determine the manner and deadlines for Participants to make Compensation Deferral elections. The deadlines prescribed by the Committee may be earlier than the deadlines specified in Sections 2.2.1 and 2.2.2, but shall not be later than the deadlines prescribed in such Sections.

2.3 Suspension of Participation. In the event that all or part of the Participant's vested Account is paid to the Participant as an in-service withdrawal pursuant to Section 5.7, the Committee, in its sole discretion, may suspend the Participant's Deferral Contributions for a period of twelve months following such payment. However, an election to make Deferral Contributions under Section 2.2 shall be irrevocable as to amounts deferred as of the effective date of any suspension in accordance with this Section 2.3.

2.4 Termination of Participation. An Eligible Employee who has become a Participant shall remain a Participant until his or her entire vested Account balance is distributed. However, an Eligible Employee who has become a Participant may or may not be an active Participant making Deferral Contributions for a particular Plan Year, depending upon whether he or she has elected to make Deferral Contributions for such Plan Year.

SECTION 3

DEFERRAL CONTRIBUTIONS

3.1 Amount of Contributions. At the times and in the manner prescribed in Section 2.2, each Eligible Employee may elect to defer up to (a) 75% of his or her Salary, and (b) 90% of his or her Bonus or ELCAPP Bonus for a Plan Year and to have the amounts of such deferrals credited to his or her Account under the Plan on the books of the Company. An Eligible Employee may elect to defer an amount equal to any specific percentage (in whole percentage increments) of the Participant's Compensation. Notwithstanding any contrary provision of the Plan, the Committee may reduce a Participant's Deferral Contributions to the extent necessary to satisfy applicable withholding tax requirements and employee welfare plan contributions.

3.2 Crediting of Deferral Contributions. The amounts deferred pursuant to Section 3.1 shall reduce the Participant's Compensation during the Plan Year and shall be credited to the Participant's Account as a date no later than fifteen business days after the date on which the amount (but for the deferral) otherwise would have been paid to the Participant.

3.3 Company Contributions. From time to time, the Committee may determine (in its sole discretion) that a Company Contribution shall be credited to a Participant's Company Contribution Deferral Account, on such terms and conditions as the Committee may specify in its sole discretion. The Company Contribution (if any) made on behalf of a Participant shall be credited to the Participant's Company Contribution Deferral Account as of the date specified by the Committee. The exact dollar amount of a Company Contribution credited to any Participant's Company Contribution Deferral Account shall be determined by the Committee under such formulae as it shall adopt from time to time.

3.4       Deemed Investment Returns and Deemed Interest on Accounts.
Although no assets will be segregated or otherwise set aside with respect to a Participant's Account, the amount that is ultimately payable to the Participant with respect to his or her Account shall be determined as if such Account had been invested in accordance with the Participant's deemed investment elections (provided that such elections must comply with the procedures established by the Committee pursuant to this Section 3.4). The Committee, in its sole discretion, shall adopt (and may modify from time to time) such rules and procedures as it deems necessary or appropriate to implement and/or restrict the deemed investment of the Participants' Accounts.

Such procedures generally shall provide that a Participant shall be entitled to make deemed investment elections as to the deemed investment of his or her Account, subject to any limitations determined by the Committee in its discretion. Such procedures may differ among Participants or classes of Participants, as determined by the Committee in its discretion. Notwithstanding the foregoing, if any Company Contribution is credited to a Participant's Company Contribution Deferral Account, such Contribution shall be deemed to be invested as determined by the Committee in its sole discretion.

SECTION 4

ACCOUNTING

4.1 Participants' Accounts. At the direction of the Committee, there shall be established and maintained on the books of the Company for each
Participant:

(a) A Salary Deferral Account to which shall be credited all Salary Deferral Contributions made by the Participant;

(b) A Bonus Deferral Account to which shall be credited all Bonus and ELCAPP Bonus Deferral Contributions made by the Participant; and

(c) A Company Contribution Deferral Account to which shall be credited all Company Contributions made by the Company (if any).
To the extent necessary to reflect a Participant's distribution elections, the Committee may direct the establishment of a separate Salary Deferral Account, Bonus Deferral Account and/or Company Contribution Deferral Account with respect to amounts credited to a Participant's Account for any Plan Year.
Each Participant's Account shall also be credited at the end of each day that the New York Stock Exchange is open for business with deemed earnings and losses and/or deemed interest in accordance with Section 3.4.

4.2 Participants Remain Unsecured Creditors. No funds shall be set aside or earmarked for a Participant's Account, which shall be a purely bookkeeping device. Instead, all amounts credited to a Participant's Account under the Plan shall continue for all purposes to be a part of the general assets of the Employer. Each Participant's interest in the Plan shall make him or her only a general, unsecured creditor of the Employer.

4.3 Accounting Methods. The accounting methods or formulae to be used under the Plan for the purpose of maintaining the Participants' Accounts, including the calculation and crediting of deemed returns, gains and losses and any deemed interest shall be determined by the Committee, in its sole discretion. The accounting methods or formulae selected by the Committee may be revised from time to time.

4.4 Reports. Each Participant shall be furnished with periodic statements of his or her Account, reflecting the status of his or her interest in the Plan, at least annually.

SECTION 5

DISTRIBUTIONS

5.1       Salary Deferral Account.  Distribution of a Participant's
Salary Deferral Account shall be made only after his or her Termination Date.

Except as provided in Section 5.4, such distribution shall be made in a lump sum as soon as practicable following that Termination Date. For purposes of such distribution, the value of the Participant's Salary Deferral Account shall be determined as of the last business day preceding the date that such distribution is made.

5.2 Bonus Deferral Account. Except as provided in Section 5.4, a Participant's Bonus Deferral Account shall be distributed in a lump sum as soon as practicable following his or her Termination Date, unless the Participant has elected an earlier in-service distribution date or dates for all or a portion of such Account.

5.2.1 In-Service Distribution Election. A Participant's election of an in-service distribution date must be made at the time of his or her Bonus or ELCAPP Deferral Contribution election for a Plan Year, shall apply only to amounts deferred pursuant to that election and shall be irrevocable. A participant may elect an in-service distribution date with respect to a Bonus or ELCAPP Deferral Contribution to be in a year permitted by the Committee, in its sole discretion, for an in-service distribution, provided that an in-service distribution date may not be earlier than the Plan Year following the year in which the bonus would have been paid absent the deferral.

5.2.2 In-Service Distribution Payments. Payments made pursuant to an in-service distribution election shall be made on or before the last working day of April of the Plan Year in which such payment was elected to be made. For purposes of such payment the value of the Participant's Bonus Deferral Account shall be determined as of the last business day preceding the date that such distribution is made.

5.3 Company Contribution Deferral Account. Distribution of a Participant's vested Company Contribution Deferral Account shall be made at the same time and in the same manner as distribution of the Participant's Salary Deferral Account.

5.4 Retirement Installment Distributions. A Participant may elect to receive payments from his or her Salary Deferral Account and/or Bonus Deferral Account that are made after his or her Retirement in annual installments for 5, 10 or 15 years.

5.4.1 Installment Elections. A Participant's election of installment distributions must be made at the time of his or her Salary and/or Bonus Deferral Contribution election for a Plan Year and automatically shall apply to amounts deferred with respect to each succeeding Plan Year, until changed by the Participant in accordance with such procedures as the Committee (in its discretion) may specify from time to time. No such election shall be effective if the Participant's Termination Date occurs before he or she attains age 50.

5.4.2 Installment Payments. The first installment payment shall be made as soon as practicable following the Participant's Retirement date and succeeding payments shall be made on or before the last working day of April in each succeeding year. However, in no case shall a Participant receive more than one installment payment in any calendar year. The amount to be distributed in each installment payment shall be determined by dividing the value of the Account as of the Valuation Date preceding the date of each distribution by the number of installment payments remaining to be made. The "Valuation Date" for any installment distribution shall be the last business day immediately preceding the applicable distribution date.

5.5 Death Distributions. If a Participant dies before the entire balance of his or her Account has been distributed, the remaining balance of the Participant's Account shall be distributed to his or her Beneficiary in a lump sum as soon as practicable.

5.6 Beneficiary Designations. Each Participant may designate, in a signed writing delivered to the Committee on such form as it may prescribe, one or more Beneficiaries to receive any distribution which may become payable as the result of the Participant's death. Primary and secondary Beneficiaries are permitted.

5.6.1       Changes.  A Participant may designate different
Beneficiaries (or may revoke a prior Beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation) in like manner. Any designation or revocation shall be effective only if it is received by the Committee. However, when so received, the designation or revocation shall be effective as of the date the notice is executed (whether or not the Participant still is living), but without prejudice to the Committee on account of any payment made before the change is recorded. The last effective designation received by the Committee shall supersede all prior designations.

5.6.2 Failed Designations. If a Participant dies without having effectively designated a Beneficiary, or if no Beneficiary (primary or secondary) survives the Participant, the Participant's Account shall be payable to his or her surviving spouse, or, if the Participant is not survived by his or her spouse, the Account shall be paid to his or her estate.

5.7 In-Service Withdrawals. The Committee, in its sole discretion and notwithstanding any contrary provision of the Plan, may determine that all or part of the Participant's vested Account shall be paid to him or her immediately as an in-service withdrawal; provided, however, that an amount equal to ten percent of the total amount of the in-service withdrawal shall be withheld by the Company. Participants shall be limited to one in-service withdrawal per Plan Year.

5.8 Payments to Incompetents. If any individual to whom a benefit is payable under the Plan is a minor, or if the Committee determines that any individual to whom a benefit is payable under the Plan is incompetent to receive such payment or to give a valid release therefor, payment shall be made to the guardian, committee or other representative of the estate of such individual which has been duly appointed by a court of competent jurisdiction.

 If no guardian, committee or other representative has been appointed, payment may be made to any person as custodian for such individual under the California Uniform Transfers to Minors Act or may be made to or applied to or for the benefit of the minor or incompetent, the incompetent's spouse, children or other dependents, the institution or persons maintaining the minor or incompetent, or any of them, in such proportions as the Committee from time to time shall determine; and the release of the person or institution receiving the payment shall be a valid and complete discharge of any liability of the Employers with respect to any benefit so paid.

5.9 Undistributable Accounts. Each Participant and (in the event of death) his or her Beneficiary shall keep the Committee advised of his or her current address. If the Committee is unable to locate the Participant or Beneficiary to whom a Participant's Account is payable under this Section 5, the Participant's Account shall be frozen as of the date on which distribution would have been completed in accordance with this Section 5, and no further deemed investment returns shall be credited thereto. If a Participant whose Account was frozen (or his or her Beneficiary) files a claim for distribution of the Account within seven years after the date that it was frozen, and if the Committee determines that such claim is valid, then the frozen balance shall be paid by the Company in a lump sum cash payment as soon as practicable thereafter.

5.10 Committee Discretion. Within the specific time periods described in this Section 5, the Committee shall have sole discretion to determine the specific timing of the payment of any Account balance under the Plan.

SECTION 6

PARTICIPANT'S INTEREST IN ACCOUNT

6.1 Deferral Contributions. Subject to Sections 6.2 (relating to vesting in Company Contributions), 8.1 (relating to creditor status) and 9.2 (relating to amendment and/or termination of the Plan), a Participant's interest in the balance credited to his or her Account at all times shall be 100% vested and nonforfeitable.

6.2 Vesting in Company Contributions. A Participant's interest in his or her Company Contribution (if any) shall become 100% vested and nonforfeitable on the date that is one year after the date such Company Contribution was made, but only if the Participant remains an employee of the Company or an Affiliate for such entire one year period. Upon the Participant's Termination Date, the vested portion of his or her Company Contribution Deferral Account shall be distributable to him or her in the manner and at the time set forth in Section 5, and the unvested portion of such Account shall be permanently forfeited.

SECTION 7

ADMINISTRATION OF THE PLAN

7.1 Plan Administrator. The Company is hereby designated as the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). On behalf of the Company, the Committee shall have the authority to control and manage the operation and administration of the Plan. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Board, who may remove any member of the Committee at anytime and may fill any vacancy that exists.

7.2 Actions by Committee. Each decision of a majority of the members of the Committee then in office shall constitute the final and binding act of the Committee. The Committee may act with or without a meeting being called or held and shall keep minutes of all meetings held and a record of all actions taken by written consent.

7.3 Powers of Committee. The Committee shall have all powers and discretion necessary or appropriate to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following discretionary powers:

(a) To interpret and determine the meaning and validity of the provisions of the Plan and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan or any amendment thereto;

(b) To determine any and all considerations affecting the eligibility of any Employee to become a Participant or remain a Participant in the Plan;

(c) To cause one or more separate Accounts to be maintained for each Participant;

(d)       To cause Deferral Contributions and Company
Contributions and deemed earnings or losses and/or deemed interest to be credited to Participants' Accounts;

(e) To establish and revise an accounting method or formula for the Plan, as provided in Section 4.3;

(f) To determine the manner and form in which any distribution is to be made under the Plan;

(g) To determine the status and rights of Participants and their spouses, Beneficiaries or estates;

(h) To employ such counsel, agents and advisers, and to obtain such legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;

(i) To establish, from time to time, rules for the performance of its powers and duties and for the administration of the Plan;

(j) To arrange for annual distribution to each Participant of a statement of benefits accrued under the Plan;

(k) To publish a claims and appeal procedure satisfying the minimum standards of section 503 of ERISA pursuant to which individuals or estates may claim Plan benefits and appeal denials of such claims;

(l) To delegate to any one or more of its members or to any other person, severally or jointly, the authority to perform for and on behalf of the Committee one or more of the functions of the Committee under the Plan; and

(m) to decide all issues and questions regarding Account balances, and the time, form, manner and amount of distributions to Participants.

7.4 Decisions of Committee. All actions, interpretations, and decisions of the Committee shall be conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law.

7.5 Administrative Expenses. All expenses incurred in the administration of the Plan by the Committee, or otherwise, including legal fees and expenses, shall be paid and borne by the Employers.

7.6 Eligibility to Participate. No member of the Committee who is also an employee of an Employer shall be excluded from participating in the Plan if otherwise eligible, but he or she shall not be entitled, as a member of the Committee, to act or pass upon any matters pertaining specifically to his or her own Account under the Plan.

7.7 Indemnification. Each of the Employers shall, and hereby does, indemnify and hold harmless the members of the Committee, from and against any and all losses, claims, damages or liabilities (including attorneys' fees and amounts paid, with the approval of an authorized officer of the Company, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

SECTION 8

FUNDING

8.1       Unfunded Plan.  All amounts credited to a Participant's
Account under the Plan shall continue for all purposes to be a part of the general assets of the Company. The interest of the Participant in his or her Account, including his or her right to distribution thereof, shall be an unsecured claim against the general assets of the Company. Although the Company may choose to invest a portion of its general assets for purposes of enabling it to make payments under the Plan, nothing contained in the Plan shall give any Participant or beneficiary any interest in or claim against any specific assets of the Company.

SECTION 9

MODIFICATION OR TERMINATION OF PLAN

9.1 Employers' Obligations Limited. The Plan is voluntary on the part of the Employers, and the Employers do not guarantee to continue the Plan. The Company at any time may, by amendment of the Plan, suspend Deferral Contributions or Company Contributions or may discontinue Deferral Contributions or Company Contributions, with or without cause. Complete discontinuance of all Deferral Contributions or Company Contributions shall be deemed a termination of the Plan.

9.2 Right to Amend or Terminate. The Board reserves the right to alter, amend or terminate the Plan, or any part thereof, in such manner as it may determine, for any reason whatsoever. Any alteration, amendment or termination shall take effect upon the date indicated in the document embodying such alteration, amendment or termination, provided that no such alteration or amendment shall divest any amount already credited to a Participant's Account under the Plan. The Company may (but shall have no obligation to) seek a private letter ruling from the Internal Revenue Service regarding the tax consequences of participation in the Plan. If such private letter ruling is sought, the Committee shall have the right to adopt such amendments to the Plan (whether retroactive or prospective) that the Internal Revenue Service may require as a condition to the issuance of such ruling.

9.3 Effect of Termination. If the Plan is terminated pursuant to this Section 9, the balances credited to the Accounts of the affected Participants shall be distributed to them at the time and in the manner set forth in Section 5; provided, however, that the Committee, in its sole discretion, may authorize accelerated distribution of Participants' Accounts as of any earlier date.
SECTION 10


GENERAL PROVISIONS

10.1 Inalienability. In no event may either a Participant, a former Participant or his or her Beneficiary, spouse or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process. Accordingly, for example, a Participant's interest in the Plan is not transferable pursuant to a domestic relations order.

10.2 Rights and Duties. Neither the Employers nor the Committee shall be subject to any liability or duty under the Plan except as expressly provided in the Plan, or for any action taken, omitted or suffered in good faith.

10.3 No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, the making of any Deferral Contributions or Company Contributions nor any action of any Employer or the Committee, shall be held or construed to confer upon any individual any right to be continued as an Employee nor, upon dismissal, any right or interest in any specific assets of the Employers other than as provided in the Plan. Each Employer expressly reserves the right to discharge any Employee at any time.

10.4 Apportionment of Costs and Duties. All acts required of the Employers under the Plan may be performed by the Company for itself and its Affiliates, and the costs of the Plan may be equitably apportioned by the Committee among the Company and the other Employers. Whenever an Employer is permitted or required under the terms of the Plan to do or perform any act, matter or thing, it shall be done and performed by any officer or employee of the Employer who is thereunto duly authorized by the board of directors of the Employer.

10.5 Applicable Law. The provisions of the Plan shall be construed, administered and enforced in accordance with ERISA, and to the extent not preempted by ERISA, with the laws of the State of California.

10.6 Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and in lieu of each provision which is held invalid or unenforceable, there shall be added as part of the Plan a provision that shall be as similar in terms to such invalid or unenforceable provision as may be possible and be valid, legal, and enforceable.

10.7 Captions. The captions contained in and the table of contents prefixed to the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall affect the construction of any provision of the Plan.

EXECUTION

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Plan on the date indicated below.


       THE GAP, INC.


Dated: _______________, 1998       By ________________________________
              Title: